EXHIBIT 99
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UNITED COMPANIES FINANCIAL CORPORATION     NEWS RELEASE
[UNITED COMPANIES LOGO]                    FOR IMMEDIATE DISTRIBUTION

                                              For More Information,
                                              Contact:

                                              Deborah Hicks Midanek
                                              Chief Executive Officer
                                              225-987-2385 or 800-234-8232

                                              RELEASE DATE: April 16, 1999


UC Appoints Industry Expert, Michael W. Trickey, as Chief Financial Officer

    The Company and its Auditors Working to Complete 1998 Annual Report, Including Audited Financial Statements, and the Company Anticipates
                     Substantial Asset Write-down

     Baton Rouge, LA - United Companies Financial Corporation (OTC: UCFNQ) announced today that it has appointed Michael W. Trickey as Chief Financial Officer to succeed Dale E. Redman, who is leaving the Company to pursue outside interests. Mr. Redman has indicated that he will continue to serve on the Company's Board of Directors. The Company also announced that J. Terrell Brown would not return as an officer of the Company upon expiration of his leave of absence on May 3, 1999.

     The Company also announced that it has not received the relief it requested from the Securities and Exchange Commission concerning its periodic reports and, accordingly, the Company is proceeding diligently to complete its 1998 Form 10-K Annual Report, including audited financial statements. Although the Company expects to file the Form 10-K as soon as practicable, the Company cannot presently predict when its auditors will complete their audit and, thus, the Company cannot estimate when the 1998 Form 10-K will be filed with the Securities and Exchange Commission.

     Although the Company's 1998 audited financial statements are not yet complete, it is anticipated that they will reflect a substantial write-down of the value of certain of the Company's assets. The write-down is likely to be of such a magnitude that there can be no assurance that the Company's assets (net of the amount of the write-down) will exceed its liabilities. In addition, there can be no assurance that the ultimate value received for the Company's assets will cover the Company's outstanding liabilities and debt claims.

     Mr. Trickey brings eighteen years experience in and around the sub-prime lending industry. He is Managing Director of The Berkshire Group L.P.
where he provides consulting services to sub-prime mortgage lenders. Mr. Trickey's financial experience includes positions with AMRESCO, INC., Household International and Discover Card Services. Moreover, Mr. Trickey traded financial derivative products for three years, and has performed audits for Price Waterhouse.

     Mr. Trickey has extensive experience building and financing sub-prime residential mortgage operations. "We are pleased that Mike has joined our executive management team," said Deborah Hicks Midanek, Chief Executive Officer of United Companies. "His ability to adapt corporate financing strategies to the changing environment has been remarkable and reflects his technical abilities as well as his keen instincts."

     Prior to his current position, Mr. Trickey joined AMRESCO in 1995 to start the company's sub-prime residential business. He served as CFO of that division for two years before moving to the Dallas Corporate office to develop the corporation's Capital Markets Group. He established financial controls, funding sources and the securitization program for AMRESCO's residential group.

     Mr. Trickey is a Certified Public Accountant and holds an MBA from the University of Chicago. He is a summa cum laude graduate of Ohio State University where he received a BS in Accounting.

     United Companies is a specialty finance company in reorganization, that provides consumer loan products nationwide through its lending subsidiary, UC Lending(R).

     The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the performance of the financial markets, in the demand for and market acceptance of United Companies' products, and in general economic conditions, including interest rates; the presence of competitors with greater financial resources and the impact of competitive products and pricing; the effect of the Company's policies including the amount of the Company expenses; the continued availability to the Company of adequate funding sources; actual prepayment rates and credit losses on loans sold as compared to prepayment rates and credit losses assumed by the Company at the time of sale for purposes of its gain on sale computations; the effect of changes in market interest rates on the spread between the coupon rates on loans sold and the rates on securities backed by such loans issued by the Company in securitization transactions and on the discount rate assumed by the Company in its gain on sale computations; timing of loan sales; the quality of the Company's owned and serviced loan portfolio including levels of delinquencies, customer bankruptcies and charge-offs; ratings; and various legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the on going risks and uncertainties, see Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Investment Considerations in the Company's Annual Report on Form 10-K for the year ending December 31, 1997, as well as other Company filings with the Securities and Exchange Commission.